                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE B.F.GOODRICH COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
               Not Applicable

  (2) Aggregate number of securities to which transaction applies:
               Not Applicable

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

  (4) Proposed maximum aggregate value of transaction:
               Not Applicable

  (5) Total fee paid:
               Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
               Not Applicable

  (2) Form, Schedule or Registration Statement No.:
               Not Applicable

  (3) Filing Party:
               Not Applicable

  (4) Date Filed:
               Not Applicable

        BF Goodrich Logo
--------------------------------------------------------------------------------

                                                                      NOTICE  OF

                                                                            1998

                                                                 ANNUAL  MEETING

                                                                OF  SHAREHOLDERS

                                                                             AND

                                                                PROXY  STATEMENT

THE BFGOODRICH COMPANY                                          BF GOODRICH LOGO

4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9368

NOTICE TO SHAREHOLDERS

  THE ANNUAL MEETING OF SHAREHOLDERS of The B.F.Goodrich Company, a New York corporation, will be held on the second floor of the John S. Knight Center, 77 East Mill Street, Akron, Ohio on April 20, 1998, at 10:30 A.M. for the following purposes:

  1. To elect thirteen Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors for the Company for the year 1998.

  3. To amend the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 100 million to 200 million shares.

  4. To transact such other business as may properly come before the meeting.

  Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

  The Board of Directors has fixed March 2, 1998 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

  A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors of the Company from holders of Common Stock. IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, PLEASE SO INDICATE ON THE PROXY. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

  IT IS IMPORTANT THAT EVERY SHAREHOLDER BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES OWNED. TO MINIMIZE EXPENSE ASSOCIATED WITH COLLECTING PROXIES, PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

Dated March 13, 1998                          By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                             THE BFGOODRICH COMPANY

                                PROXY STATEMENT

  THE ACCOMPANYING PROXY, WHICH MAY BE REVOKED BY THE SHAREHOLDER GIVING IT, IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The Annual Meeting of Shareholders of The B.F.Goodrich Company will be held on the second floor of the John S. Knight Center, 77 East Mill Street, Akron, Ohio on April 20, 1998. Directions are printed on the inside back page of this proxy statement. IF YOU ARE PLANNING TO ATTEND IN PERSON, PLEASE SO INDICATE ON THE PROXY.

  All shareholders of record of Common Stock at the close of business on March 2, 1998 will be entitled to notice of and to vote at the meeting. There were 72,815,895 shares outstanding on such date, and each share is entitled to one vote. There are no cumulative voting rights. All of the shares represented by proxies submitted by such shareholders, and not revoked by them, will be voted on all matters presented for a vote. Proxies for shares of Common Stock will also represent shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Plan Trustee with respect to shares held in accounts under The B.F.Goodrich Company Retirement Plus Savings Plan and similar plans of subsidiaries. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy which will represent all shares. If the account information is different, then the participants will receive separate proxies. Participants in other Company employee benefit plans will receive separate proxies. The number printed on the proxy card reflects the total number of shares represented by that proxy.

  The expense of soliciting these proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by facsimile, by Officers, Directors, and employees of the Company. The Company will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005-4495, to assist in the solicitation of proxies from shareholders, including brokers, custodians, nominees, and fiduciaries, and will pay that firm fees presently estimated at $8,500 for its services, plus the firm's expenses and disbursements.

  The Annual Report of the Company for 1997, including financial statements, is being mailed with this proxy statement to each holder of record of the Company's Common Stock. An additional copy will be furnished to any shareholder upon request. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to shareholders is March 13, 1998. The principal executive offices of the Company are located at 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368.

                           VOTE REQUIRED FOR APPROVAL

  The thirteen nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. The proposed amendment to the Certificate of Incorporation requires approval by the affirmative vote of the holders of a majority of the outstanding shares. All other matters to be voted upon at the meeting, including the ratification of the appointment of independent auditors, will be decided by a majority of the votes cast "for" or "against" approval. Consequently, abstentions, broker non-votes and failure to vote have the same effect as a negative vote with respect to the amendment of the Certificate of

Incorporation but will have no effect on the election of directors, ratification of the appointment of independent auditors and any other matter submitted to a vote at this meeting.

                           PROPOSALS TO SHAREHOLDERS

                            1. ELECTION OF DIRECTORS

  One of the purposes of the meeting is the election of thirteen Directors to hold office until the next Annual Meeting of Shareholders in 1999 and until their respective successors are elected and qualified. It is intended that the accompanying proxy will be voted for the election of the thirteen nominees named on the following pages, all of whom are now Directors and whose terms expire in April 1998.

  All nominees have indicated that they are willing and able to serve as Directors if elected. Mr. Tobler will reach mandatory retirement age as an employee on August 1, 1998, at which time he is expected to resign as a Director. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by the Board of Directors to replace such nominee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES FOR DIRECTOR.

                                        NOMINEES FOR ELECTION

                            JEANETTE GRASSELLI BROWN, age 69 -- Director since April 15,
  JEANETTE GRASSELLI        1991.
     BROWN PHOTO            RETIRED DIRECTOR OF CORPORATE RESEARCH, BP AMERICA. Mrs.
                            Brown is a graduate of Ohio University, BS and Case Western
                            Reserve University, MS. She holds eight DSc (hon.) degrees.
                            Mrs. Brown joined the Research Department of Standard Oil
                            Company of Ohio (now BP America) in 1950. At her retirement in January 1989 she was Director of Corporate Research,
                            Environmental and Analytical Sciences. She has authored 9
                            books and over 70 publications in scientific journals. Mrs.
                            Brown is a director of AGA Gas, Inc., McDonald & Co.
                            Investments and USX Corp. She is past Chair of the Board of
                            Trustees of Ohio University and was Distinguished Visiting
                            Professor and Director, Research Enhancement there from
                            1989-1995. She was appointed to the Ohio Board of Regents in
                            1995. She is a member of the Board of Trustees of the Great
                            Lakes Science Center, Inventure Place, Holden Arboretum, and
                            the Musical Arts Association. She is Chair of the Board of
                            Trustees of The Cleveland Scholarship Programs Inc. She is
                            past Chair of the U.S. Committee for the International Union of Pure and Applied Chemistry, and she serves on the White
                            House Joint High Level Advisory Panel on US/Japan Science
                            and Technology Agreements.

                            DAVID L. BURNER, age 58 -- Director since December 4, 1995.
DAVID L. BURNER PHOTO       CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT, THE
                            BFGOODRICH COMPANY. Mr. Burner received his BSC degree from
                            Ohio University. He joined The BFGoodrich Company in 1983 as the Financial Vice President of the Engineered Products
                            Group. Later that year he became Vice President and General
                            Manager of the Off-Highway Braking Systems Division and in
                            1985 became an Executive Vice President of the Aerospace and
                            Defense Division. In February 1987 Mr. Burner became
                            President of that Division, which is now BFGoodrich
                            Aerospace. He was elected a Senior Vice President of the
                            Company in April 1990 and Executive Vice President in Octo-
                            ber 1993. He joined the Office of the Chairman in July 1994, was elected President of the Company in December 1995, Chief
                            Executive Officer in December 1996 and Chairman in 1997. Mr.
                            Burner began his career with Arthur Andersen & Co. Mr.
                            Burner is a member of the Board of Directors of Brush
                            Wellman Inc. He is also Chairman of The Ohio Aerospace
                            Institute, a member of The Business Roundtable, The Greater
                            Cleveland Growth Association, The Ohio Business Roundtable
                            and is a Trustee of The Ohio University Foundation.

                            DIANE C. CREEL, age 49 -- Director since December 22, 1997.
 DIANE C. CREEL PHOTO       CHIEF EXECUTIVE OFFICER AND PRESIDENT, EARTH TECH, an
                            international consulting engineering firm headquartered in
                            Long Beach, California. Ms. Creel has served as Chief
                            Executive Officer and President of Earth Tech since January
                            1993. Prior thereto, she served as Chief Operating Officer of Earth Tech since 1987 and Vice President since 1984.
                            Before joining Earth Tech, Ms. Creel was director of
                            business development and communications for CH2M Hill from
                            1978 - 1984. Prior to that, Ms. Creel was manager of
                            communications for Caudill Rowlett Scot, Houston, Texas from
                            1976 to 1978, and director of public relations for LBC&W,
                            Architects-Engineers-Planners, Columbia, South Carolina from
                            1971 - 1976. Ms. Creel currently serves on the Board of
                            Directors of Allegheny Teledyne, Inc., the Corporations and
                            Trusts which comprises the Fixed Income Fund of the American
                            Funds Group, Glendale Federal Bank and its holding
                            company,Golden State Bancorp Inc. She serves on the Board of
                            Advisors of the Enterpreneurial Studies Center at the
                            Anderson Graduate School of Management, UCLA and the Harvard
                            University Environmental Health Council.

                                        NOMINEES FOR ELECTION

                            GEORGE A. DAVIDSON, JR., age 59 -- Director since April 15,
 GEORGE A. DAVIDSON,        1991.
      JR. PHOTO             CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CONSOLIDATED NATURAL
                            GAS COMPANY, a natural gas holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. He has been associated with Consoli-
                            dated Natural Gas since 1966. He became Vice Chairman of
                            Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr.
                            Davidson became Chairman and Chief Executive Officer. Mr.
                            Davidson is a director of Consolidated Natural Gas Company and PNC Bank Corp. He serves on the National Petroleum
                            Council, the Allegheny Conference on Community Development,
                            the Pittsburgh Foundation, is a director of the American Gas
                            Association and Chairman of the Board of The Pittsburgh
                            Cultural Trust. Mr. Davidson is a Trustee of the University
                            of Pittsburgh and is the Chairman Emeritus of the Pittsburgh
                            Civic Light Opera Board.

                            JAMES J. GLASSER, age 63 -- Director since April 15, 1985.
JAMES J.GLASSER PHOTO       CHAIRMAN EMERITUS, GATX CORPORATION, a transportation,
                            storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from Harvard Law School. He joined GATX Corporation in 1961 and served in various
                            executive capacities becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman
                            Emeritus in April 1996. He is a Director of Harris Bankcorp,
                            Inc., Harris Trust and Savings Bank, Mutual Trust Life
                            Insurance Co. and Stone Container Corporation. Mr. Glasser
                            is also a Director of the Chicago Association of Commerce &
                            Industry, Chicago Central Area Committee, Chicago Music and
                            Dance Theatre, Lake Forest Hospital, Chicago Horticultural
                            Society, Northwestern Memorial Corporation, Voices for
                            Illinois Children and a Trustee of Better Government
                            Association, Chicago Zoological Society and the University
                            of Chicago and is Chairman of the Executive Committee of the
                            Chicago Community Trust.

                            JODIE K. GLORE, age 51 -- Director since September 15, 1997.
 JODIE K. GLORE PHOTO       PRESIDENT AND CHIEF OPERATING OFFICER, ROCKWELL AUTOMATION,
                            a leader in industrial automation and the largest business of Rockwell International. Mr. Glore received his B.S. in
                            engineering from the United States Military Academy at West
                            Point, N.Y. and a M.S. in industrial and labor relations
                            from the University of Oregon. He joined Allen-Bradley, now part of Rockwell Automation, in 1979 and held several
                            management positions in new product development and
                            marketing. In 1985 he left Allen-Bradley and joined Square D
                            Company and held various management positions, the most
                            recent being Corporate Vice President of Sales and
                            Marketing. In 1992 Mr. Glore rejoined Allen-Bradley as
                            Senior Vice President for the Automation Group. He was
                            appointed President of Allen-Bradley in 1994 and in 1995 he assumed the additional title of Chief Operating Officer for
                            Rockwell Automation. In 1995 he was also elected Senior Vice
                            President of Rockwell International and a member of its
                            Corporate Strategy Committee. Mr. Glore is a director of
                            several non-profit organizations, but not a director of any other public company.

                                        NOMINEES FOR ELECTION

                            DOUGLAS E. OLESEN, age 59 -- Director since October 1, 1996.
  DOUGLAS E. OLESEN         PRESIDENT AND CHIEF EXECUTIVE OFFICER, BATTELLE MEMORIAL
        PHOTO               INSTITUTE, a research and development organization for
                            government and industry. Dr. Olesen earned his B.S., M.S.
                            and Ph.D. degrees in Civil Engineering at the University of
                            Washington. In 1963 Dr. Olesen joined Boeing Aircraft
                            Company as a Research Engineer and assisted in developing
                            and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest
                            Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he
                            became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. Three
                            years later he was elected President and Chief Executive
                            Officer. Currently he serves as a Director of Columbia
                            Energy Group, Inc. and its subsidiary, Columbia Gas-Ohio. He is active in numerous community organizations.

                            RICHARD DE J. OSBORNE, age 63 -- Director since April 15,
RICHARD DE J. OSBORNE       1996.
        PHOTO               CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ASARCO INCORPORATED, a
                            leading producer of nonferrous metals. Mr. Osborne received an A.B. in economics from Princeton University. He joined
                            ASARCO in 1975 as Vice President of Finance and Chief
                            Financial Officer. He became an Executive Vice President in
                            1977 and President in 1982. He became Chairman and Chief
                            Executive Officer and relinquished the position of President in 1998. Prior to that time, Mr. Osborne had been an
                            Executive Vice President of Finance and Business Development
                            at Fairchild Camera and Instrument Corporation and held
                            various executive positions in finance, planning and
                            management at IBM Corporation. Mr. Osborne is also Chairman of the Board (non executive) and a Director of Southern Peru
                            Copper Corporation and a Director of ASARCO Incorporated and
                            Schering-Plough Corporation. Mr. Osborne is a Director of
                            The Tinker Foundation.

                            ALFRED M. RANKIN, JR., age 56 -- Director since April 18,
ALFRED M. RANKIN, JR.       1988.
        PHOTO               CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NACCO
                            INDUSTRIES, INC., a holding company with interests in the
                            mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a
                            Bachelor of Arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He
                            joined NACCO Industries in February 1989 as President and
                            Chief Operating Officer and became President and Chief
                            Executive Officer in May 1991. He assumed the additional
                            title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating
                            Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc., The Standard Products Company and
                            The Vanguard Group. He is a trustee of The Cleveland
                            Foundation, Cleveland Tomorrow, the Cleveland Museum of Art,
                            the Musical Arts Association and University Hospitals of
                            Cleveland.

                                        NOMINEES FOR ELECTION

                            ROBERT H. RAU, age 61 -- Director since December 22, 1997.
 ROBERT H. RAU PHOTO        PRESIDENT, AEROSTRUCTURES GROUP, BFGOODRICH AEROSPACE, THE
                            BFGOODRICH COMPANY. Mr. Rau received a B.A. in Business
                            Administration from Whittier College. Prior to the Company's merger with Rohr, Inc. in December 1997, Mr. Rau was
                            President and Chief Executive Officer of Rohr, Inc. from
                            1993 -1997. Before joining Rohr, he was an Executive Vice
                            President of Parker Hannifin Corporation and, for the ten
                            years prior to 1993, had served as President of the Parker
                            Bertea Aerospace segment of Parker Hannifin. He joined
                            Parker Hannifin in 1969 and held positions in finance,
                            program management and general management. Mr. Rau has
                            extensive experience in the aerospace industry. Mr. Rau is a member of the Board of Directors of Primtex Technologies,
                            Inc. In addition, Mr. Rau is a member of the Board of
                            Governors of the Aerospace Industries Association, a past
                            Chairman of the General Aviation Manufacturers Association
                            and a member of the Board of Trustees of Whittier College.

                            D. LEE TOBLER, age 64 -- Director since April 18, 1988.
 D. LEE TOBLER PHOTO        EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THE
                            BFGOODRICH COMPANY. Mr. Tobler received a bachelor of arts degree in finance and economics from Brigham Young
                            University in 1957 and a master in business administration degree from Northwestern University in 1958. In 1981 Mr.
                            Tobler joined Zapata Corporation as Group Vice President,
                            Chief Administrative and Financial Officer, where he served until he assumed his present position as of January 1, 1985.
                            Mr. Tobler is a director of DPM Corporation. Mr. Tobler is vice chairman of The University of Akron Board of Trustees,
                            President of the Ohio Ballet Board, Trustee of Inventure
                            Place, past Chairman and currently a trustee of the Akron
                            Regional Development Board.

                            JAMES R. WILSON, age 57 -- Director since December 22, 1997
JAMES R. WILSON PHOTO       CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
                            OFFICER, THIOKOL CORPORATION, a leading producer of solid
                            propellant rocket motors and high performance fasteners used in commercial aircraft and industrial applications. Thiokol also owns 62 percent of Howmet International Inc., a
                            manufacturer of components for aircraft and industrial gas turbine engines. Mr. Wilson holds a B.A. degree from the
                            College of Wooster and an M.B.A. degree from Harvard
                            University. Mr. Wilson assumed the position of Chairman of
                            Thiokol Corporation in October 1995 and the position of
                            President and Chief Executive Officer in October 1993. Mr.
                            Wilson joined Thiokol in July 1989 as Vice President and
                            Chief Financial Officer and was named Executive Vice
                            President in October 1992. Prior to joining Thiokol in 1989,
                            Mr. Wilson served as Chief Financial Officer for Circuit
                            City Stores from 1987 - 1988, and as Executive Vice
                            President and Chief Financial Officer for Fairchild
                            Industries, Inc. from 1982 - 1987. Earlier, he held various financial management positions at Textron Inc. He is also a director of Cooper Industries, Inc., First Security
                            Corporation, a director and Chairman of the Board of Howmet
                            International Inc., and a trustee of the College of Wooster,
                            Wooster, Ohio.

                                        NOMINEES FOR ELECTION

                            A. THOMAS YOUNG, age 59 -- Director since April 17, 1995.
A. THOMAS YOUNG PHOTO       RETIRED EXECUTIVE VICE PRESIDENT, LOCKHEED MARTIN
                            CORPORATION, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor
                            degrees in aeronautical engineering and mechanical
                            engineering, and of the Massachusetts Institute of
                            Technology with a master's degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management
                            positions including Mission Director of the Project Viking
                            Mars landing program and Director of the Goddard Space
                            Flight Center. In 1982 he joined Martin Marietta as Vice
                            President of Aerospace Research and Engineering, later
                            became Senior Vice President and President of Martin
                            Marietta Electronics & Missiles Group and Executive Vice
                            President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin
                            Corporation in March 1995 and retired in July of that year.
                            Mr. Young is a director of Dial Corporation, Potomac
                            Electric Power Company, and Science Applications Infor-
                            mational Corp. Mr. Young is also a Fellow of the American
                            Astronautical Society, the American Institute of Aeronautics
                            and Astronautics, Chairman of the Executive Committee of the
                            Business Committee for the Arts and a member of the National
                            Academy of Engineering.

                               RETIRING DIRECTORS

  Joseph A. Pichler, a Director since 1988, and Ian M. Ross, a Director since 1983, will retire as of the 1998 Annual Meeting of Shareholders. Richard K. Davidson, a Director since 1996, asked not to be considered for renomination. Their wise counsel and able assistance will be missed.

                                 OTHER NOMINEES

  Under provisions of the Company's By-Laws any shareholder of the Company entitled to vote for the election of directors may make nominations for director if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently for the 1998 Annual Meeting such notice must be received between January 21 and February 20, 1998. Effective after the 1998 Annual Meeting, such notice will be generally not less than 90 nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Such notice shall give the name, age, principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between such person and others pursuant to which he was selected as a nominee, as well as any other information required by the proxy regulations promulgated by the Securities and Exchange Commission. The notice shall include the proposed nominee's written consent to serve as a director if elected. The notice shall also provide (i) the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominees, and (ii) the number of shares of each class of stock of the Company owned by such shareholders. No person is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws. The Company has not received any notice of additional nominees for director.

   HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth information with respect to the number of shares of the Company's Common Stock beneficially owned by Directors and Officers of the Company as of January 31, 1998.

                                                                         AMOUNT AS TO WHICH THERE IS
                                                                         ---------------------------
                           AMOUNT AND NATURE   DIRECTORS'                                   SOLE
                             OF BENEFICIAL      PHANTOM       PERCENT    SOLE VOTING     INVESTMENT
NAME OF BENEFICIAL OWNER     OWNERSHIP(1)      SHARES(3)    OF CLASS(2)     POWER          POWER
------------------------   -----------------   ----------   -----------  -----------     ----------
Jeanette Grasselli Brown           2,000          4,868          *             2,000        2,000
David L. Burner                  311,804                         *            52,304       19,304
Diane C. Creel                        56                         *                56           56
George A. Davidson, Jr.            3,000          4,868          *             3,000        3,000
Richard K. Davidson                1,000            698          *             1,000        1,000
James J. Glasser                   2,000                         *             2,000        2,000
Jodie K. Glore                       200                         *               200          200
Jon V. Heider                    189,694                         *            66,694       43,694
Marshall O. Larsen               182,215                         *            25,115        7,615
Douglas E. Olesen                    887            698          *               887          887
Richard de J. Osborne              1,048            698          *             1,048(4)     1,048(4)
Joseph A. Pichler                  1,600          1,367          *             1,600        1,600
Alfred M. Rankin, Jr.              1,000          1,367          *             1,000        1,000
Robert H. Rau                    289,744                         *             3,500(5)     3,500(5)
Ian M. Ross                        1,000                         *             1,000        1,000
D. Lee Tobler                    192,897                         *            42,333       16,333
James R. Wilson                    2,592                         *             2,592        2,592
A. Thomas Young                    1,000          1,367          *             1,000        1,000
25 Directors and Officers      1,659,501         15,931        2.2%          330,157      170,557
  as a Group

* Less than 1%.

(1) Includes the approximate number of shares credited to the individuals' accounts in the Company's Retirement Plus Savings Plan, the Company's matching portion of which is subject to vesting requirements. Includes shares not presently owned by the individuals but which are subject to stock options exercisable within sixty days as follows: D. L. Burner, 259,500 shares; R. H. Rau, 219,100 shares; D. L. Tobler, 150,564 shares; M. O. Larsen, 157,100 shares;
J. V. Heider, 123,000 shares; and 25 Directors and Officers as a group, 1,262,200 shares. Executive officers have voting power but no investment power with respect to Performance Shares and Restricted Shares contingently awarded to them under the Company's Long-Term Incentive Plan. All ownership is direct.

(2) Does not include Directors' Phantom Shares.

(3) Number of shares awarded under Directors' Phantom Share Plan, see "Board of Directors -- Compensation of Directors".

(4) Shared voting and investment power.

(5) Shared voting and investment power as to 64,799 shares.

                       BENEFICIAL OWNERSHIP OF SECURITIES

  The table below sets forth information known to the Company with respect to persons who are the beneficial owner of more than 5% of the Company's Common Stock as of December 31, 1997. The shares are directly owned except that the shares in the Company's benefit plans are held of record, but not beneficially, by the Plan's Trustee.

             NAME AND ADDRESS
            OF BENEFICIAL OWNER                AMOUNT       PERCENT OF CLASS
            -------------------                ------       ----------------
Fidelity Management Trust Company, Trustee
  82 Devonshire Street
  Boston, MA 02109
     The B.F.Goodrich Company Retirement      5,626,925            7.6%
       Plus Savings Plan and other
       Company plans(1)

(1) Participants have voting rights; Trustee is to vote shares for which it does not receive any voting instructions in the same ratio as shares as to which it does receive voting instructions.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with the interests of shareholders. This philosophy is supported by the following guiding principles for the Company's compensation programs:

        - A significant portion of pay will be dependent on the Company's annual and long-term performance including creation of shareholder value.

        - To the degree possible, compensation programs will be designed to use stock-based incentives in order to link shareholder and executive interests and to encourage stock ownership by executives.

        - A greater percentage of total compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

        - Total cash compensation is to be above the median and nearing the 75th percentile of major industrial companies when the variable compensation elements are earned and be substantially below the median when the variable compensation elements are not earned. The Company intends to provide total compensation commensurate with performance -- when there is good performance, compensation levels will compare favorably with other companies, and when performance is below expectations, compensation levels will be below the average of other companies.

  The Company's compensation program consists of three elements: annual base salary, annual cash bonus incentive compensation and long-term incentives. To assist it in performing its duties, the Committee meets periodically with compensation consultants.

SURVEY DATA

  The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers both broad-based surveys of large industrial companies and industry-specific surveys. The principal broad-based surveys relied upon include three nationally recognized surveys covering more than 1,400 U.S. companies.

  The principal industry-specific survey utilized is that of selected aerospace and chemical companies, which the Committee has used for a number of years. There is some overlap among the different survey groups. No separate survey is constructed that includes only those companies comprising the different indices used in the stock price performance graph, although some of those companies are contained in the other surveys. The same surveys are used in determining competitive levels of base salary as well as various forms of incentive compensation.

  The Committee has established the target level for long-term incentive compensation to be approximately 110% of the survey data median when the Company achieves its financial goals. The Committee established guidelines for long-term compensation to achieve this target range a number of years ago, and will periodically reevaluate the guidelines.

BASE SALARY

  The Company's base salary policy is intended to insure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee believes that the middle of the salary range for BFGoodrich executives should be at the median base salary of comparable industrial companies. The Compensation Committee establishes the annual base salary for Company officers at the level of executive vice president or higher and approves salary midpoint levels and percentage increases in those levels for other executive positions in the Company. The salary range for each position is from 25% below the midpoint to 25% above the midpoint.

INCENTIVE COMPENSATION

  Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types -- annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual's level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

ANNUAL INCENTIVE COMPENSATION

  An individual's annual cash bonus target is expressed as a percentage of his or her salary range midpoint, with the percentages of salary midpoint increasing with the level of the job. A total target incentive pool is created for the corporate staff, for each major business segment and for designated groups or divisions within each segment. For 1997 the total target incentive pools are further divided into two different financial performance pools for the corporate staff and for each of the operating segments. Incentive payments can range from 50% of the target amount when the threshold financial objective of the corporate staff and major business segments is achieved, to a maximum of 150% of the target when the maximum financial objective is achieved. In 1997, the threshold financial objective for the corporate staff and for each of the operating segments ranged from 75% to 82.5% of target and the maximum financial objective ranged from 110% to 125% of target. No bonus will be paid if a minimum financial performance is not achieved.

  In 1997 corporate staff financial goals were based upon net income and return on equity. Operating segment financial goals were based upon segment operating income and working capital as a percent of sales. Individual awards are made based upon individual performance within a range established with reference to achievement of the financial goals.

1997 RESULTS

  The corporate staff achieved 113%, the Aerospace segment achieved 98% and the Specialty Chemicals Segment achieved 93% of their respective goals.

LONG-TERM INCENTIVE COMPENSATION

  Currently, long-term incentive compensation at the Company consists of a performance-related plan based on a three-year measuring cycle and stock options.

  The Compensation Committee adopted the Long-Term Incentive Plan in 1992, which is based on the Performance Share Plan and the Stock Option Plan, and made awards of Restricted Shares and Performance Shares in 1995. There were 65 participants on December 31, 1997, and they become vested in the Restricted Shares. The Restricted Shares less the number of shares to satisfy applicable withholding taxes were distributed to these individuals in January 1998. The Restricted Shares actually received are restricted from further sale for an additional two years.

  The Committee established performance objectives over the three-year plan cycle when it awarded the Performance Shares in 1995. The recipient only is entitled to retain these shares at the end of the plan cycle if the threshold performance standard is met. The number of shares to be received free of further restrictions can range from 50% to 150% of the original Performance Share award depending on the level of attainment of financial objectives. In late February, 1998, the Performance Shares actually earned, less the number of shares to satisfy applicable withholding taxes, were distributed. Corporate Staff Participants earned 148.5%, Aerospace segment participants earned 95.6% and Specialty Chemical participants earned 146.5% of their target.

  In the past the Committee only made awards once every three years. Beginning in 1998, the Committee decided to make awards every year, based on overlapping three-year performance cycles. Naturally, the annual awards are generally one-third as large as they would have been if the awards continued to be made only every three years.

  Guidelines establish a target award of Performance Shares with the aggregate market value of the shares awarded based upon a percentage of salary midpoint depending upon the individual's position level within the Company -- the higher the position level the greater the percentage. The determination of whether to make an award and the amount of the award is dependent upon the individual's past performance and expectations of future performance. The Committee is no longer awarding Restricted Shares.

  The performance objectives for the 1995 awards for the senior corporate executives and corporate staff employees were dependent upon the three-year average total Company return on equity. The performance objectives for operating segment presidents at the time of the award were based one-half on total Company performance measured as an average return on equity and one-half related to the operating segment performance expressed as average operating income return on net capital employed (OIRONCE) for the three-year period. Other participants within the operating segments had their awards based solely on the average OIRONCE for their respective segment.

  The Stock Option Plan is administered by the Compensation Committee. The Plan provides that options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the aggregate exercise price of the options granted as a percentage of salary midpoint -- the higher the salary midpoint, the greater the percentage. The actual award is dependent upon the individual's past performance and expectation of future performance. In 1997, the Committee granted stock options to 122 executives.

  With respect to the Executive Vice Presidents, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own impression of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendation of management in making the specific award within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. During 1996 the Committee endorsed a management recommendation establishing stock ownership guidelines for participants in the Long-Term Incentive Plan at a multiple of their base salary. The multiple varies from between .75 to 4 times salary, with the multiple increasing with one's level within the Company. Individuals are given five years to achieve the target ownership levels. The factors considered in making the awards for the Chief Executive Officer are discussed below.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  The Omnibus Budget Reconciliation Act of 1993 established a disallowance of deductions for tax purposes for certain employee remuneration in excess of $1 million per year beginning in 1994. Under the Internal Revenue Service regulations, the Company believes all compensation to be earned in 1997 and all existing awards under the Company's long-term incentive plans will be fully deductible for Federal income tax purposes.

CHIEF EXECUTIVE OFFICER

  In determining the base salary established for David L. Burner, the Chief Executive Officer, the Compensation Committee took into account surveys of base compensation of chief executive officers of other major industrial companies. The Committee considered his leadership and key contributions to the overall financial performance of the Company, and the Company's progress towards achieving important strategic objectives.

  Messrs. Burner and Ong (former Chief Executive Officer who relinquished that position in December 1996 and retired July 1, 1997) do not participate in the Management Incentive Program. Instead, they participate in the Senior Executive Management Incentive Plan, which is designed to meet the Federal income tax deductibility rules of the Internal Revenue Code. As required by the Code, the plan requires that any award be based upon an objective formula established at the beginning of the year. A target award was established, based 60% on net income and 40% on return on equity. The threshold objective for net income is 81% of the goal and the maximum is 110% of the goal. The threshold objective for return on equity is 75% of the goal and the maximum is 125% of the goal. The threshold results in an award of 50% of the target, while the maximum award is 150% of the target. Attainment between the threshold and the maximum goal results in a payment prorated on a straight line basis. For 1997 Mr. Burner received $650,389, or 113% of his target amount.

  In 1997, Mr. Burner received options to purchase 49,000 shares. During 1995, Mr. Ong was awarded 58,000 Performance Shares and 20,000 Restricted Shares, while Mr. Burner was awarded 28,000 Performance Shares and 10,000 Restricted Shares. Mr. Burner was not elected Chief Executive Officer until December, 1996. The guidelines for awards for the Chief Executive Officer and the actual targets are the same as for other corporate officers. The Committee used the same factors to make these awards as it did in determining the other elements of Mr. Burner's compensation.

  The Compensation Committee determines awards for the Chief Executive Officer based on the same survey data and considerations it utilizes in making awards for other executives.

                                         The Compensation Committee
                                           James J. Glasser, Chairman
                                           George A. Davidson, Jr., Vice
                                           Chairman
                                           Jeanette Grasselli Brown
                                           Richard K. Davidson
                                           Ian M. Ross

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                -------------------------------------   --------------------------------------------
                                                                                   AWARDS                 PAYOUTS
                                                                        -----------------------------   ------------
                                                            OTHER                          SECURITIES
        NAME AND                                            ANNUAL         RESTRICTED      UNDERLYING       LTIP        ALL OTHER
       PRINCIPAL                                         COMPENSATION        STOCK          OPTIONS/      PAYOUTS      COMPENSATION
        POSITION          YEAR  SALARY($)    BONUS($)        ($)          AWARDS($)(1)      SARS(#)         ($)           ($)(2)
       ---------          ----  ---------    --------        ---        ----------------   ----------   ------------   ------------
John D. Ong,(3)           1997   375,000      325,194      144,774              -0-          49,000      3,835,481         71,752
Chairman                  1996   750,000      820,874      139,099              -0-          52,000            -0-         91,950
                          1995   750,000      782,496      100,892          443,750(1)       31,000            -0-         84,000
David L. Burner,(4)       1997   625,000      650,389       81,926              -0-          49,000      1,741,708         66,823
Chairman, President and   1996   487,500      487,046       62,511              -0-          52,000            -0-         48,750
Chief Executive Officer   1995   362,500      325,000       46,581          221,875(1)       13,000            -0-         34,650
Robert H. Rau(5)          1997   624,738      873,489       10,948          223,793(7)          -0-            -0-      2,245,500(8)
President, BFGoodrich     1996   593,077      436,500       29,974          214,940(7)          -0-            -0-          4,500
Aerospace Aerostructures  1995   540,000      132,300       18,550              -0-         149,100            -0-          4,500
Group
Marshall O. Larsen,       1997   345,000      308,000       46,610              -0-          24,000        638,579         40,300
Executive Vice            1996   300,000      325,000       41,284              -0-          56,000            -0-         27,900
President                 1995   240,417      165,000       21,567          110,938(1)       14,400            -0-         45,245
and President,
BFGoodrich Aerospace
D. Lee Tobler,            1997   415,000      264,000       72,315              -0-          22,000      1,454,838         44,500
Executive Vice            1996   407,000      325,000       65,073              -0-          22,000            -0-         41,100
President and             1995   395,000      278,000       49,630          177,500(1)       13,000            -0-         31,050
Chief Financial
Officer
Jon V. Heider,(6)         1997   329,750      210,000       62,707              -0-          17,000      1,322,580         34,785
Executive Vice            1996   320,000      250,000       58,807              -0-          18,000            -0-         32,700
President and             1995   307,000      225,000       46,179          133,125(1)       10,000            -0-         28,620
General Counsel

(1) Restricted Shares awarded in 1995 vested on January 1, 1998; provided, however, the shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold for an additional two-year period. Dividends were paid on these shares at the same rate as paid to all other shareholders. As of December 31, 1997, the number of Restricted Shares and Performance Shares contingently awarded under the Company's Long-Term Incentive Plan and the market value of that number of shares, respectively, were as follows: J. D. Ong, 78,000 and $3,232,125; D. L. Burner, 38,000 and $1,574,625; R. H. Rau: 0; M. O. Larsen,
20,000 and $828,750; D. L. Tobler, 30,000 and $1,243,125 and J. V. Heider,
26,000 and $1,077,375.

(2) Of the amounts shown, $9,500 or $9,600 represents the Company's contribution to the Retirement Plus Savings Plan, a tax-qualified defined contribution plan, and the balance represents Company contributions to a benefit restoration plan with respect to amounts in excess of the amount permitted to be contributed under the tax-qualified plan.

(3) Mr. Ong retired July 1, 1997.

(4) Mr. Burner was elected to the additional position of Chairman effective July 1, 1997.

(5) Mr. Rau is also President and Chief Executive Officer of Rohr, Inc., which became a wholly-owned subsidiary of BFGoodrich on December 22, 1997. Compensation prior to December 22, 1997 was paid by Rohr, Inc., as an independent company.

(6) Mr. Heider resigned as General Counsel effective October 20, 1997.

(7) Mr. Rau elected to receive a portion of his annual bonus from Rohr, Inc. in restricted stock which vested in three yearly installments. All uninvested shares became vested upon September 22, 1997, the date of the change in control under the terms of the plan.

(8) $2,240,700 as a result of a change in control payment under an agreement with Rohr, Inc. An additional $1,654,918 was paid as a tax gross-up to offset exercise taxes due upon these types of payments under the Internal Revenue Code. $4,800 represents the Company's contribution to a 401(k) plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK PRICE
                                           INDIVIDUAL GRANTS                           APPRECIATION FOR OPTION TERM
                        -------------------------------------------------------   --------------------------------------
                          NUMBER OF      % OF TOTAL
                         SECURITIES     OPTIONS/SARS
                         UNDERLYING      GRANTED TO
                        OPTIONS/SARS     EMPLOYEES     EXERCISE OR
                           GRANTED       IN FISCAL     BASE PRICE    EXPIRATION     0%
         NAME           (# OF SHARES)       YEAR         ($/SH)         DATE       ($)        5% ($)          10% ($)
         ----           -------------   ------------   -----------   ----------    ---     -------------   -------------

J. D. Ong                   49,000          5.8%         $40.125       1/2/07     -0-      $   1,236,466   $   3,133,501
D. L. Burner                49,000          5.8           40.125       1/2/07     -0-          1,236,466       3,133,501
R. H. Rau                      -0-          -0-              N/A          N/A     N/A                N/A             N/A
D. L. Tobler                22,000          2.7           40.125       1/2/07     -0-            555,148       1,406,878
M. O. Larsen                24,000          2.8           40.125       1/2/07     -0-            605,616       1,534,776
J. V. Heider                17,000          2.0           40.125       1/2/07     -0-            428,978       1,087,133
All Shareholders               N/A          N/A              N/A          N/A     -0-      1,865,957,401   4,728,782,985
All Optionees              846,674          100           40.515       1/2/07-    -0-         21,569,020      54,669,994
                                                                      11/2/97
Optionee Gain
as % of all
Shareholder Gain               N/A          N/A              N/A          N/A     N/A               1.2%            1.2%

  The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No stock appreciation rights (SARs) were attached to these options. The options granted to the named individuals were immediately exercisable and were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a "change in control", as defined under "Management Continuity Agreements".

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                          NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING           VALUE OF
                                                                         UNEXERCISED         UNEXERCISED
                                                                         OPTIONS/SARS        IN-THE-MONEY
                                                                          AT FY-END          OPTIONS/SARS
                                                                        (# OF SHARES)       AT FY-END ($)
                                                                      ------------------   ----------------
                           SHARES ACQUIRED ON      VALUE REALIZED        EXERCISABLE/        EXERCISABLE/
          NAME                EXERCISE (#)              ($)             UNEXERCISABLE       UNEXERCISABLE
          ----             ------------------      --------------       -------------       -------------
J. D. Ong                        73,678              1,100,085            305,582/-0-         4,547,987/-0-
D. L. Burner                      6,000                 75,921            195,600/-0-         2,342,335/-0-
R. H. Rau                      -0-                    -0-                 219,100/-0-         5,023,079/-0-
D. L. Tobler                     15,000                363,358            128,764/-0-         1,936,153/-0-
M. O. Larsen                      1,000                 13,156          114,080/4,320      1,119,269/86,804
J. V. Heider                      8,000                 95,352            123,000/-0-         1,889,186/-0-

RETIREMENT PENSIONS

  The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989 the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, will receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

  FINAL                    YEARS OF BENEFIT SERVICE
 AVERAGE   --------------------------------------------------------
EARNINGS     10       20       25       30        35         40
--------   -------  -------  -------  -------  ---------  ---------
  100,000   14,650   29,300   36,625   43,950     51,275     57,025
  150,000   22,650   45,300   56,625   67,950     79,275     87,900
  200,000   30,650   61,300   76,625   91,950    107,275    118,775
  250,000   38,650   77,300   96,625  115,950    135,275    149,650
  300,000   46,560   93,300  116,625  139,950    163,275    180,525
  350,000   54,650  109,300  136,625  163,950    191,175    211,400
  400,000   62,650  125,300  156,625  187,950    219,275    242,275
  450,000   70,650  141,300  176,625  211,950    247,275    273,150
  500,000   78,650  157,300  196,625  235,950    275,275    304,025
  600,000   94,650  189,300  236,625  283,950    331,275    365,775
  700,000  110,650  221,300  276,625  331,950    387,275    427,525
  800,000  126,650  253,300  316,625  379,950    443,275    489,275
  900,000  142,650  285,300  356,625  427,950    499,275    551,025
1,000,000  158,650  317,300  396,625  475,950    555,275    612,775
1,100,000  174,650  349,300  436,625  523,950    611,275    674,525
1,200,000  190,650  381,300  476,625  571,950    667,275    736,275
1,300,000  206,650  413,300  516,625  619,950    723,275    798,025
1,400,000  222,650  445,300  556,625  667,950    779,275    859,775
1,500,000  238,650  477,300  596,625  715,950    835,275    921,525
1,600,000  254,650  509,300  636,625  763,950    891,275    983,275
1,700,000  270,650  541,300  676,625  811,950    947,275  1,045,025
1,800,000  286,650  573,300  716,625  859,950  1,003,275  1,106,775
1,900,000  302,650  605,300  756,625  907,950  1,059,275  1,168,525
2,000,000  318,650  637,300  796,625  955,950  1,115,275  1,230,275

(1) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest 48 consecutive months of an employees' earnings. Earnings include salary, certain incentive payments including annual cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. For the named executive officers, only the amounts shown in the Summary Compensation Table as Salary and Bonus under Annual Compensation constitute FAE. As of March 1, 1998, final average earnings for the individuals named in the Summary Compensation Table were as follows: J. D. Ong, $1,472,592;
D. L. Burner, $884,984; D. L. Tobler, $679,396; M. O. Larsen, $504,688; and J.
V. Heider, $528,688.

(2) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3) As of January 31, 1998, the six Executive Officers named in the cash compensation table had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): J. D. Ong, 36 years, 4 months; D. L. Burner, 18 years, 9 months; D. L. Tobler, 17 years, 1 month; M. O. Larsen, 22 years, 9 months; and J. V. Heider, 17 years, 8 months.

(4) Certain recently hired executives, including D. L. Burner, D. L. Tobler and
J. V. Heider, became vested in benefits immediately and earn an additional benefit equal to 1.6 percent for each of their first 15 years with the Company. As of December 31, 1997, the accrued additional benefits per year were as follows: D. L. Burner, $176,515; D. L. Tobler, $139,422; and J. V. Heider, $112,157. These benefits are payable under a non-qualified supplemental plan funded in part with life insurance policies.

(5) Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

(6) R. H. Rau does not participate in the Company's pension plan noted above. See "Compensation Arrangements" for a description of Mr. Rau's compensation and retirement benefits.

MANAGEMENT CONTINUITY AGREEMENTS

  In 1984 the Company first entered into management continuity agreements (the "Agreements") with certain employees, which now include all of the executive officers named in the preceding compensation table other than Messrs. Ong and Rau. Presently there are 12 Agreements in effect. The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employee agreements and do not provide any assurance of continued employment unless there is a "change in control." They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of the Directors of the Company, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. The individuals have the right to terminate their employment voluntarily during the 30 day period commencing one year following a change in control for any reason and receive compensation. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for a "good reason" (in each case as defined in the Agreements) the individual would be entitled to receive compensation for up to three years at the individual's base salary rate in effect at the time of the change in control, together with continuation of employee benefits and incentive compensation payable each year equal to the greater of that paid with respect to the most recent period prior to such termination or the "target incentive amount" for the period in which the change in control or termination occurs. The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

RETIREMENT ARRANGEMENTS

  The Board of Directors has agreed to certain arrangements for Mr. Ong following his retirement on July 1, 1997 after more than 36 years of service with the Company. Mr. Ong will receive a full payout under the Long-Term Incentive Plan. If the payout were prorated for his service during the three-year plan period, he would have received a pro-rata award equal to 5/6 of the full award. Mr. Ong's participation in the 1997 Senior Executive Management Incentive Program, the Company's annual cash bonus program for certain senior executive officers, was prorated (50%) in accordance with the plan. Similar to past Company practices with respect to retiring chief executive officers, the Company will provide office space and secretarial support as well as continue certain other benefits generally until Mr. Ong's 70th birthday.

  In 1995 the Company offered a Voluntary Retirement Program to corporate staff employees who retired by January 1, 1997. Mr. Heider, who was eligible for the program, expressed an interest in accepting it. The Company requested Mr. Heider to delay his retirement. The Company has agreed to provide an additional three years for age and years of service under the Company's Retirement Plan as it did for other eligible employees who accepted the program. Mr. Heider resigned as General Counsel effective October 20, 1997 and retired March 1, 1998. Mr. Heider received a full payout of the Long-Term Incentive Plan early in 1998 and an unreduced annual bonus for 1997.

COMPENSATION ARRANGEMENTS

  Under Mr. Rau's employment agreement with Rohr, Inc., upon the execution of the merger agreement with BFGoodrich on September 22, 1997, he was entitled to a payment of $2,240,700 plus $1,654,918 as a tax gross-up to offset taxes due upon these types of payments under the Internal Revenue Code. He is also entitled to a retirement benefit if he retires at age 62 of $464,400 per year. The amount will be reduced by the amount of any retirement benefit he may receive from Parker Hannifin, his former employer. The benefit will continue as a 100% joint and survivor benefit for his and his wife's lifetime, with a guaranteed payment to the survivor's estate for at least 10 years. The amount of the retirement benefit will increase by $2,322 per year for each month Mr. Rau works beyond his 62nd birthday. BFGoodrich has agreed to continue Mr. Rau as President and Chief Executive Officer of Rohr, Inc., which is now the Aerostructures Group of BFGoodrich Aerospace, until December 31, 1998, when he will retire. His compensation shall continue at the existing level of $640,200 per year with a target annual bonus of $384,120. On February 16, 1998, he received a Long Term Incentive Award of 12,700 Performance Shares. Based upon Mr. Rau's retirement on December 31, 1998, he will only be entitled to a pro rata award of 1/3 the amount earned. He will also be entitled to the continuation of certain other benefits until age 65 which is consistent with Company practice for retiring executives at this level. For the three year period beginning January 1, 1999 and continuing through December 31, 2001, Mr. Rau will serve as a consultant to BFGoodrich at a fee of $28,000 per month. Mr. Rau will continue to be considered for renomination to the Board of Directors in accordance with BFGoodrich Board's policies, but Mr. Rau shall not be entitled to any additional compensation for serving as a Director. Mr. Rau has agreed not to engage in any activity which competes with BFGoodrich through December 31, 2001.

                CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPHS

  Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for the Company's Common Stock with the similar returns for the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and the Standard & Poor's Aerospace/Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1992 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days which are the last trading days of calendar years 1992 through 1997. Past performance is not necessarily indicative of future performance.

                                           The                                                  CHEMICALS
        Measurement Period              BFGoodrich         S&P 500       AEROSPACE/DEFENSE-    (SPECIALTY)-
       (Fiscal Year Covered)             Company            INDEX               500                500
Dec92                                             100               100                100                100
Dec93                                           86.35            110.08             130.07             114.02
Dec94                                           97.76            111.53             140.69              99.54
Dec95                                          159.33            153.45             232.83             130.83
Dec96                                          195.00            188.68             311.43             134.19
Dec97                                          204.87            251.63             320.40             166.17

                                                 1993/1997
         COMPANY/INDEX                       CUMULATIVE RETURN
         -------------                       -----------------
The BFGoodrich Company                             90.00%
S&P 500 Index                                     105.30
Aerospace/Defense                                 140.37
Specialty Chemicals                                59.15

  In 1993, the Company sold The Geon Company, which generally comprised its polyvinyl chloride business. This completed a decade of change, during which BFGoodrich divested its commodity type businesses and reinvested the proceeds in its two specialty businesses, Aerospace and Specialty Chemicals. As a result, 1994 represents the first full year of operations under the Company's new strategic focus. The chart below shows the 4 year cumulative percentage return since 1994 for the Company and the three indices reflected in the graph above.

                                           The                                                  CHEMICALS
        Measurement Period              BFGoodrich         S&P 500       AEROSPACE/DEFENSE-    (SPECIALTY)-
       (Fiscal Year Covered)             Company            INDEX               500                500
Dec93                                          100.00            100.00             100.00             100.00
Dec94                                          113.21            101.32             108.17              87.30
Dec95                                          184.52            139.40             179.00             114.74
Dec96                                          225.83            171.40             239.44             117.69
Dec97                                          237.25            228.59             246.34             145.73

                                                 1993/1997
         COMPANY/INDEX                       CUMULATIVE RETURN
         -------------                       -----------------
The BFGoodrich Company                            103.65%
S&P 500 Index                                      95.24
Aerospace/Defense                                 110.30
Specialty Chemicals                                45.13

                               BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

  During 1997 each non-employee Director of the Company received fixed compensation for serving as a Director at the rate of $26,000 per year, plus $1,000 for each Board and Board Committee meeting attended, except that the chairperson of a Committee would receive $1,500 for each meeting of that

Committee attended. Effective January 1, 1998, each non-employee Director will receive fixed compensation of $40,000 per year. One half of the fixed compensation is deferred into a phantom BFGoodrich share account and is paid out in shares of BFGoodrich stock following termination of service as a Director. Dividends which would be earned on the phantom share account will be credited to the account in additional phantom shares. Directors may elect to defer a portion or all of the remaining fixed compensation into the phantom share account. The Board believes that a portion of Director's compensation should be based on the Company's Common Stock similar to executive compensation. This should more closely align the financial interests of Directors with the financial interests of shareholders. The Director's fixed compensation was last increased in 1995.

  In September 1995, the Board of Directors replaced the existing cash retirement plan for Directors with a new Directors' Phantom Share Plan. Under the terms of the plan, outside Directors will receive annual grants of phantom shares equal in value to the current annual cash retainer for up to ten years. Dividend equivalents will accrue on all phantom shares credited to a Director's account. All phantom shares become fully vested at the earlier of five years from the date of grant, the Director's termination of Board service after age 55, or upon a change in control of the Company as defined in the Company's Stock Option Plan. Following termination of service as a Director, the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of the Company's Common Stock. The former cash retirement plan provided upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-employee Director would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Transitional provisions have been provided between the old cash retirement plan and the new Directors' Phantom Share Plan based on a Director's years of service as of September 1995. Directors with more than ten years of service will continue to be eligible under the old plan but will not receive any phantom shares under the new plan. Outside Directors with at least five but less than ten years service will continue to be eligible to receive benefits under the old plan with respect to their accrued benefits through the date of the adoption of the Directors' Phantom Share Plan and will receive annual grants of phantom shares through their tenth year. Outside Directors with less than five years of service will receive no benefits under the old plan, but received initial grants of phantom shares equal to the current annual cash retainer times the number of completed years of service and will thereafter receive annual grants of phantom shares up to an aggregate of ten years. Retired Directors will continue to receive their retirement benefits.

INSURANCE

  As authorized by Section 726 of the Business Corporation Law of the State of New York and the Company's By-Laws, the Company has purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance coverage was written by Federal Insurance Company and Reliance Insurance Company, commencing June 19, 1997, for a one-year period, at a total premium cost of $459,000.

     MEETINGS BY AND CERTAIN COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS

1. MEETINGS

  The Company's Board of Directors held ten meetings in 1997. All Directors attended more than 75% of the aggregate total number of meetings held in 1997 by the Board of Directors and the Committees of the Board of Directors on which they served.

2. CERTAIN COMMITTEES

  The standing Committees of the Board of Directors are identified in the Annual Report to Shareholders. They include the following (with membership as of December 31, 1997):

  AUDIT COMMITTEE -- Alfred M. Rankin, Jr., Chairman; Jeanette Grasselli Brown, Vice Chairman; Diane C. Creel; George A. Davidson, Jr.; Jodie K. Glore; Douglas
E. Olesen; and A. Thomas Young. Function: Reviews with the independent auditors and the General Auditor the scope of the audit and the results of the audit examination by the independent auditors; considers and recommends to the Board of Directors the selection of the independent auditors for the next year; reviews with management and the independent auditors the annual financial statements of the Company; reviews the system of internal controls with the independent auditors, the General Auditor and other financial officers and the General Counsel of the Company, and maintains open communications with them; reviews periodically the quality and adequacy of the Company's financial organization and personnel; reviews material pending legal proceedings with the General Counsel and keeps abreast of changing areas of law with potential impact on the Company; and reviews periodically and exercises oversight with respect to the legal and ethical compliance policies of the Company. Three meetings were held in 1997.

  COMMITTEE ON DIRECTORS -- Ian M. Ross, Chairman; James J. Glasser, Vice Chairman; Richard de J. Osborne; Joseph A. Pichler and Alfred M. Rankin, Jr.
Function: Recommends candidates for the Board of Directors of the Company; reviews annually the tenure of each Director; and considers the size and composition of the Board, the ratio of non-employee to employee Directors, compensation and retirement of Directors, frequency and format of Board meetings, Committee structure, service on Committees and management succession planning. All candidates for Director of the Company are considered and selected strictly on the basis of their ability to contribute to the deliberations of the Board of Directors. Shareholders of the Company wishing to recommend candidates for the Board may submit the names of such candidates, together with any desired supporting information, to the Secretary of the Company. This information is made available to the Committee on Directors to assist it in fulfilling its duties in this area. Two meetings were held in 1997.

  COMPENSATION COMMITTEE -- James J. Glasser, Chairman; George A. Davidson, Jr., Vice Chairman; Jeanette Grasselli Brown; Richard K. Davidson; Ian M. Ross and James R. Wilson. Function: Reviews and recommends to the Board of Directors of the Company the adoption or amendment of the various compensation and benefit plans and programs maintained for the Officers and other key employees of the Company, including any stock option or incentive compensation plans; reviews and approves specific matters which are consistent with such plans and programs; reviews and approves certain compensation and benefit arrangements for senior management; approves the terms and conditions of awards under the Stock Option Plan within the limits in the Plan; makes awards under the Stock Option Plan, and the Long-Term Incentive Plan; establishes the annual merit salary increase budget for corporate staff executives;

reviews and approves compensation for individuals holding the offices of Executive Vice President or higher. Five meetings were held in 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Marshall O. Larsen, Executive Vice President and President, BFGoodrich Aerospace, filed a Form 4, Change in Beneficial Ownership, 18 days late to report the exercise of a stock option.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors on February 16, 1998 appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the year 1998 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

  Representatives of the firm of Ernst & Young LLP, the Company's auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFYING THIS APPOINTMENT.

                  3. AMENDMENT TO CERTIFICATE OF INCORPORATION

INCREASE AUTHORIZED COMMON STOCK

  The Board of Directors has unanimously approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the par value of $5 per share (the "Common Stock") from 100,000,000 to 200,000,000. No change is proposed with respect to the 10,000,000 authorized shares of Series Preferred Stock.

  As of December 31, 1997, 73,946,160 shares of Common Stock were issued (of which 72,742,138 shares were outstanding and 1,204,022 shares were held in the Company's treasury). In connection with the merger with Rohr, Inc. which was approved by the shareholders on December 22, 1997, 18,588,004 shares were issued. Furthermore, at December 31, 1997, 2,523,674 shares were reserved for issuance in connection with outstanding options under the Rohr, Inc. stock option plan and for conversion of two debt issues. In addition, 5,199,927 shares were reserved for future issuance under various Company benefit plans. The Company only has an aggregate of 19,534,261 shares of authorized but unissued and treasury Common Stock available for other purposes.

  The Board of Directors believes it is desirable to have the additional shares of Common Stock that would be authorized by the proposed amendment available for issuance in connection with possible future stock dividends or splits, acquisitions of other companies or business properties, to raise additional capital through sale of stock, financing transactions, employee benefit plans and other proper corporate purposes. Having such additional authorized shares available will give the Company greater flexibility by permitting such shares to be issued without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. The Board does not have any present intention to issue any of the additional shares for any specific purpose. The Board declared a stock dividend in the form of a two-for-one stock split effective April 1, 1996.

  While the Board of Directors does not consider this proposal to be or have the effect of being an "anti-takeover" proposal, the issuance of additional shares of Common Stock could be used to make a change in control of the Company more difficult if the Board caused such shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company and its shareholders. In addition, the availability of the additional shares might discourage an attempt by another person or entity to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock, since the issuance of such shares could dilute the stock ownership of such person or entity. Further, the existence or issuance of such shares may make it more difficult or discourage attempts to remove incumbent management. Wholly apart from this proposed amendment, the Board could issue up to 7,598,327 shares of a series of preferred stock with rights and preferences that might similarly impede or discourage proposed mergers, tender offers or other attempts to gain control of the Company. Furthermore, the Company's Certificate of Incorporation has "anti-greenmail" and "fair price" provisions.

  The additional shares of Common Stock would be issuable, in the discretion of the Board of Directors, under circumstances the Board believes to be in the best interests of the Company and without further action by the shareholders, unless such action is required by the Company's Certificate of Incorporation or by applicable law or the rules of the New York Stock Exchange of which the Company's securities are listed.

  The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. The holders of Common Stock do not presently have pre-emptive rights to subscribe for any of the Company's securities and will not have any such rights to subscribe for the additional Common Stock proposed to be authorized.

  The Company has no current plan or commitment to issue shares of Common Stock other than reserved for specific purposes as noted above.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may properly be presented to the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

  Under the Company's By-Laws shareholders entitled to vote at the meeting may bring business before the annual meeting if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently for the 1998 Annual Meeting such notice must be received between January 21 and February 20, 1998. Effective after the 1998 Annual Meeting, such notice will be generally not less than 90 nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Such notice shall set forth as to each matter a brief description thereof and the reasons for conducting such business at the annual meeting. The notice shall also provide
(i) the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal, (ii) the number of shares of each class of stock of the Company owned by such shareholders, and
(iii) any material interest of such shareholders in such proposal. See Appendix A for the full text of the relevant section of the By-Laws.

  The Company has not received any notice of additional business to be presented at the meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the annual meeting without having to comply with the notice provisions.

                             SHAREHOLDERS PROPOSALS

  Proposals of shareholders intended to be presented at the 1999 Annual Meeting and which are intended to be included in the proxy statement must be received by the Office of the Secretary, The BFGoodrich Company, 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368 no later than November 13, 1998. The Company suggests that all such proposals be sent by certified mail, return receipt requested.

Dated March 13, 1998                          By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                     PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

                                    BY-LAWS

                             ARTICLE I, SECTION 10

  SECTION 10. (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A) (1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 (90)(1) days nor more than 90 (120)(1)days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th (120th)(1) day prior to such annual meeting and not later than the close of business on the later of the 60th (90th)(1) day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

  (3) Notwithstanding anything in the second sentence of paragraph (A) (2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company's notice of meeting
(a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting, if the shareholder's notice required by paragraph (A) (2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th (120th)(1) day prior to such special meeting and not later than the close of business on the later of the 60th (90th)(1) day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.
---------------

(1) Effective after the 1998 Annual Meeting of Shareholders.

        BF Goodrich Logo
--------------------------------------------------------------------------------

                               DIRECTIONS TO THE
                             JOHN S. KNIGHT CENTER
                       77 E. MILL STREET, AKRON, OH 44308

OHIO TURNPIKE TO CENTER         Exit the Turnpike at Exit 12
RT. 8 TO CENTER                 Rt. 8 South to Perkins St. exit
                                Right on Perkins St. to Union St.
                                Left on Union St. to Mill St.
                                Right on Mill St. then Right on Broadway
                                Turn Right into second parking lot
I-71 TO CENTER                  I-71 to I-76 East
                                Follow I-76 East to Exit 22A (Main/Broadway)
                                Take Broadway, turn Left
                                Follow Broadway to Mill St. (about 1 mile)
                                Cross Mill St. past Center (Center will be on your left)
                                Turn Right into second parking lot
I-77 TO CENTER                  I-77 to Exit 22A (Main/Downtown)
                                Take Broadway, turn Left
                                Follow Broadway to Mill St. (about 1 mile)
                                Cross Mill St. past Center (Center will be on your left)
                                Turn Right into second parking lot

        BF Goodrich Logo
--------------------------------------------------------------------------------

                                                              [BF GOODRICH LOGO]

March 13, 1998

To our Shareholders:

The Annual Meeting of Shareholders will be held on the second floor of the John
S. Knight Center, 77 East Mill Street, Akron, Ohio on Monday, April 20, 1998, at 10:30 A.M.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors, the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and the proposal to amend the Certificate of Incorporation to increase the number of authorized shares. To hear a recorded summary about the Annual Meeting of Shareholders and voting results, please call our new information service, Shareholder Direct, at 1-800-BFG-5987 on or after April 21.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

If you plan to attend the meeting, please indicate this on the proxy card.

Sincerely,

/s/ David L. Burner

David L. Burner
Chairman and
Chief Executive Officer

                          Please Detach Proxy Card Here

--------------------------------------------------------------------------------

     [     ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
1. ELECTION OF DIRECTORS       FOR all nominees   [  ]       WITHHOLD AUTHORITY to vote      [  ]    EXCEPTIONS* (as marked    [  ]
                               listed below                  for all nominees listed below           to the contrary below)

   Jeanette Grassell Brown, David L. Burner, Diane C. Creel,
   George A. Davidson, Jr., James J. Glasser, Jodie K. Glore,
   Douglas E. Olesen, Richard de J. Osborne, Alfred M. Rankin, Jr.,
   Robert H. Rau, D. Lee Toblar, James R. Wilson and A. Thomas Young

   INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
   MARK THE "EXCEPTIONS" BOX AND AND WRITE THAT NOMINEE'S NAME ON THE SPACE
   PROVIDED BELOW.

   *EXCEPTIONS________________________________________________________________

2. Approval of Ernst & Young LLP as auditors.                                FOR     [  ]      AGAINST     [  ]      ABSTAIN    [  ]

3. Approval of amendment to the Certificate of Incorporation to Increase
   the number of authorized shares.                                          FOR     [  ]      AGAINST     [  ]      ABSTAIN    [  ]

4. Do you plan to attend the meeting?                                        YES     [  ]            NO    [  ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                                             Change of Address and/or   [  ]
                                             Comments Mark Here


                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                    Dated:_________________________, 1998

                                    ____________________________________________
                                                    Signature
                                    ____________________________________________
                                                    Signature
                                    ____________________________________________

                                    VOTES MUST BE INDICATED   [ X ]
                                    (X) IN BLACK OR BLUE INK.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                             THE BFGOODRICH COMPANY

                                    P R 0 X Y

         This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby authorizes David L. Burner and Nicholas J. Calise, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of THE BFGOODRICH COMPANY which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 20, 1998, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

         This card also constitutes your voting Instructions for any and all shares held of record by The Bank of New York for your account In the Company's Dividend Reinvestment Plan.

         Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203-0029.

                                                    THE BFGOODRICH COMPANY
                                                    P.O. BOX 11029
                                                    NEW YORK, N.Y. 10203-0020





                       (Continued, and to be signed and dated, on reverse side.)